Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Saflink Corporation and Subsidiaries:

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-4) (No. 333-147133) and related Prospectus of Saflink Corporation for the registration of 614,980,000 shares of its common stock and to the inclusion of our report dated October 8, 2007 with respect to the financial statements of IdentiPHI, LLC as of December 31, 2006 and 2005 and for the year ended December 31, 2006, and for the period from October 1, 2005 (Inception) through December 31, 2005.

Our report dated October 8, 2007 contains an explanatory paragraph that IdentiPHI, LLC has experienced circumstances which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report refers that on August 30, 2007 Saflink Corporation entered into an Agreement and Plan of Merger and Reorganization with IdentiPHI, LLC, and Ireland Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Saflink Corporation, pursuant to which Saflink Corporation will acquire all of the outstanding shares of IdentiPHI, LLC in a stock-for-stock transaction.

/s/    PMB Helin Donovan, LLP

Austin, Texas

December 27, 2007